Exhibit 10(d)

Revision to Compensation Program for Non-Employee Directors

Below is a summary written description of material changes to the terms of the compensation program for non-employee directors. The compensation program is not set forth in a formal document.

Annual Board Retainer. The annual cash retainer will be increased from $55,000 to $60,000.

Annual Equity Grant. Directors will receive $60,000, increased from $45,000, in fully vested RSUs, to generally be paid after three years.